GulfMark Offshore, Inc. Announces Election of
Rex Ross to Board of Directors

March 22, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today the election of Rex C. Ross to the Board of Directors. Mr. Ross will serve until the next regular election of directors at the shareholders meeting in May 2007.

Mr. Ross, current Chairman of Schlumberger Technology Corporation and former Vice President Industry Affairs for Schlumberger Limited is a graduate of Massachusetts Institute of Technology and Stanford University. He founded GeoQuest in 1984 and joined the Schlumberger group of companies when they acquired GeoQuest in 1993. He subsequently held various positions of increasing responsibility until 2004 when he retired from Schlumberger Limited. Mr. Ross also serves on the Board of Directors of Enterprise Products Partners LP.

Mr. David Butters, Chairman of the Board, said “We welcome the addition of Rex to the Board of Directors. His experience and familiarity with oilfield services and his varied management background with one of the leaders in our industry will be invaluable as we move forward to build and enhance shareholder value. We are convinced his contributions will be instrumental in helping GulfMark grow and prosper in the years to come.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:   Edward A. Guthrie, Executive Vice President
      (713) 963-9522